HYNES & HOWES INSURANCE COUNSELORS, INC.
                          Notes to Financial Statements
                           September 30, 1997 and 1996



Note 6.  Investment in Real Estate

         Real estate on hand of $31,846 consisted of one (1) property being sold on real estate contract that was repossessed. This property is presently for sale and a sale is pending. (See Note 4C).